UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 29, 2013

MELA Sciences, Inc.

(Exact name of registrant as specified in its charter)

Delaware	000-51481	13-3986004
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

50 South Buckhout Street, Suite 1 Irvington, New York	10533
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (914) 591-3783

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry into a Material Definitive Agreement

On October 29, 2013, MELA Sciences, Inc., a Delaware corporation (the “Company”) and certain investors entered into a securities purchase agreement (the “Securities Purchase Agreement”), pursuant to which the Company agreed to sell an aggregate of 4,228,181 shares of the Company’s common stock, par value $0.001 per share (the “Common Stock”), common stock purchase warrants to purchase up to 6,857,142 shares of the Common Stock (“Series A Warrants”) and pre-funded warrants to purchase up to 4,343,247 shares of the Common Stock (“Series B Prefunded Warrants”, together with Series A Warrants, the “Warrants”) for a gross proceeds of $6.0 million. Each share of Common Stock and each share underlying the Series B Prefunded Warrant will be sold together with a Series A Warrant exercisable for 0.8 shares of common stock. The combination of a share of Common Stock and Series A Warrant to purchase 0.8 share of common stock or share underlying the Series B Prefunded Warrant and Series A Warrant to purchase 0.8 shares of common stock, as the case may be, will be sold to the investors at a negotiated price of $0.70 per fixed combination. The Series A Warrants have an exercise price of $0.85 per share of Common Stock. Subject to certain ownership limitations, the Series A Warrants will be exercisable beginning six months following issuance and from time to time thereafter through and including the five-year anniversary of the date when the Series A Warrants are first exercisable. Subject to certain ownership limitations, the Series B Prefunded Warrants are exercisable immediately, requires no additional consideration at the time of exercise, and remains exercisable until exercised in full. The number of shares issuable upon exercise of the Warrants and the exercise price of the Series A Warrants are adjustable in the event of stock splits, stock dividends, combinations of shares and similar recapitalization transactions.

On October 28, 2013, the Company entered into an engagement letter (the “Engagement Letter”) with Craig-Hallum Capital Group LLC (the “Placement Agent”), pursuant to which the Placement Agent agreed to use its best efforts to arrange for the sale of shares of the Common Stock and the Warrants. The Company has agreed to pay the Placement Agent a closing fee equal to 6% of the gross proceeds received in the offering. In addition, the Company has agreed to reimburse the Placement Agent for its expenses in connection with the offering, up to an aggregate of $120,000.

The net proceeds to the Company from the offering, after deducting the Placement Agent’s fees and expenses, the Company’s estimated offering expenses, and excluding the proceeds, if any, from the exercise of the Series A Warrants, are expected to be approximately $5.5 million. The offering is expected to close on or about November 4, 2013, subject to the satisfaction of customary closing conditions.

The shares of Common Stock, Warrants and shares of Common Stock issuable upon exercise of the Warrants will be issued pursuant to a prospectus supplement dated as of October 30, 2013, which was filed with the Securities and Exchange Commission in connection with a takedown from the Company’s shelf registration statement on Form S-3 (File No. 333-189118), which became effective on October 25, 2013, and the base prospectus dated as of October 25, 2013 contained in such registration statement.

The legal opinion of Golenbock Eiseman Assor Bell & Peskoe LLP relating to the legality of the issuance and sale of the Common Stock, Warrants and shares of Common Stock issuable upon exercise of the warrants in the offering is attached as Exhibit 5.1 to this Current Report on Form 8-K.

The description of terms and conditions of the Engagement Letter, the Series A Warrants, the Series B Prefunded Warrants and the Securities Purchase Agreement set forth herein do not purport to be complete and are qualified in their entirety by the full text of the Engagement Letter, the form of the Series A Warrants, the form of the Series B Prefunded Warrants and the form of Securities Purchase Agreement, which are attached hereto as Exhibits 1.1, 4.1, 4.2 and 10.1, respectively, and incorporated herein by reference.

The Engagement Letter and the Securities Purchase Agreement contain representations and warranties that the parties made to, and solely for the benefit of, the other in the context of all of the terms and conditions of that agreement and in the context of the specific relationship between the parties. The provisions of the Engagement Letter and the Securities Purchase Agreement, including the representations and warranties contained therein, are not for the benefit of any party other than the parties to such agreements and are not intended as documents for investors and the public to obtain factual information about the current state of affairs of the parties to those documents and agreements. Rather, investors and the public should look to other disclosures contained in the Company’s filings with the Securities and Exchange Commission.

In connection with the execution of the Securities Purchase Agreement, the Company issued a press release on October 30, 2013. A copy of the press release is attached hereto as Exhibit 99.1

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

1.1 Engagement Letter, dated as of October 28, 2013, by and between MELA Sciences, Inc. and Craig-Hallum Capital Group LLC.

4.1 Form of Series A Warrant.

4.2 Form of Series B Prefunded Warrant.

5.1 Opinion of Golenbock Eiseman Assor Bell & Peskoe, LLP.

10.1 Form of Securities Purchase Agreement, dated as of October 29, 2013, by and between MELA Sciences, Inc. and the investors in the offering.

23.1 Consent of Golenbock Eiseman Assor Bell & Peskoe, LLP (included in Exhibit 5.1).

99.1 Press Release.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MELA Sciences, Inc.

Date: October 30, 2013	By:	/s/ Richard I. Steinhart
Richard I. Steinhart Sr. VP & Chief Financial Officer